EXHIBIT 10.2

WALGREEN CO. LONG-TERM PERFORMANCE INCENTIVE PLAN

AMENDMENT NO. 1

Effective January 10, 2007 (immediately following shareholder approval of the Walgreen Co. Long-Term Performance Incentive Plan (the "Plan")), Section 4.3 of the Plan shall be amended in its entirety to read as follows:

"For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the limitations set forth in Section 4.2 of the Plan (subject to the remainder of this Section and Section 10.2) the number of shares of Common Stock issued under grants of Restricted Shares pursuant to Section 6 of the Plan and the maximum number of shares of Common Stock issued under payments of Restricted Share Units pursuant to Section 6 of the Plan and Performance Units and Performance Share Units pursuant to Section 7 of the Plan, in each case determined as of the date on which such Awards are granted, or issued, as applicable. If any Awards are forfeited, cancelled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, cancellation, termination or settlement of such Awards."